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                                                           Exhibit 1 to Form 8-K


                         CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                            OF STERLING VISION, INC.

                Under Section 805 of the Business Corporation Law
                            of the State of New York


     FIRST: The name of the corporation is Sterling Vision, Inc. (the "Company"), and the Company was formed under the name Sterling Acquisition, Inc.

     SECOND: The Certificate of Incorporation of the Company was filed with the Department of State of the State of New York on January 15, 1992 under the original name of Sterling Acquisition, Inc., which Certificate of Incorporation was restated, in its entirety, on December 20, 1995.

     THIRD: The Certificate of Incorporation of the Company, as amended (the "Amended and Restated Certificate of Incorporation"), is hereby further amended to change the name of the Company to Emerging Vision, Inc.; and Article 1 of the Certificate of Incorporation of the Company is hereby restated, in its entirety, to read as follows:

          "FIRST: That the name of the corporation is Emerging Vision, Inc. (the "Company") and that the Company was formed under the name Sterling Acquisition, Inc., which was subsequently changed to Sterling Vision, Inc."

     FOURTH: The Certificate of Incorporation of the Company is hereby further amended to increase the authorized number of shares of the Company's Common Stock, par value $.01 per share, from 28,000,000 shares to 50,000,000 shares; and the first paragraph of Article 4 of the Certificate of Incorporation of the Company is hereby restated, in its entirety, to read as follows:

          "FOURTH: The Company is authorized to issue two classes of shares of capital stock, to be designated, respectively, as Preferred Stock and Common Stock. The total number of shares of capital stock that the Company is authorized to issue is 55,000,000. The total number of shares of Common Stock which the Company shall have the authority to issue is 50,000,000 shares, par value $.01 per share. The total number of shares of Preferred Stock which the Company shall have the authority to issue is 5,000,000 shares, par value $.01 per share."


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     FIFTH: The foregoing amendments to the Company's Certificate of
Incorporation were authorized by: (i) the Unanimous Written Consent of the Board of Directors of the Company, dated February 3, 2000; (ii) all of the Directors of the Company at a Meeting of the Company's Board of Directors duly called and held on March 30, 2000; in each case followed by (iii) the affirmative vote of the holders of a majority of the votes entitled to be cast thereon by the holders of the outstanding shares of the Company's capital stock at a Special Meeting of Shareholders duly called and held on April 17, 2000.

     IN WITNESS WHEREOF, the undersigned, President and Secretary of the Company, have each executed this Amendment of the Company's Certificate of Incorporation as of April 17, 2000, and each hereby affirms, under the penalties of perjury, that the statements contained herein are true.



                                            /s/  Alan Cohen
                                            ----------------------------
                                                Alan Cohen, President


                                            /s/  Joseph Silver
                                            ----------------------------
                                                Joseph Silver, Secretary